Exhibit 5.1

[LETTERHEAD OF O’MELVENY & MYERS LLP]

May 17, 2010

Harrah’s Entertainment, Inc.

Harrah’s Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Re:	Registration Statement on Form S-1 of Harrah’s Entertainment, Inc. and Harrah’s Operating Company, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 of Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent Guarantor”), and Harrah’s Operating Company, a Delaware corporation (the “Issuer”) filed with the Securities and Exchange Commission on November 25, 2009, as amended on December 15, 2009, as amended by a post-effective amendment on May 17, 2010 (as so amended, the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (i) $22,206,000 10.00% Second-Priority Senior Secured Notes due 2015, (ii) $31,765,000 10.00% Second-Priority Senior Secured Notes due 2018, (iii) $291,146,000 10.00% Second-Priority Senior Secured Notes due 2018, (iv) $398,894,000 5.625% Senior Notes due 2015, (v) $224,520,000 6.50% Senior Notes due 2016, (vi) $335,561,000 5.75% Senior Notes due 2017 (collectively, with the notes described in clauses (i) through (v) above, the “Notes”), and (vii) the guarantee (the “Guarantee”) of the Notes by the Parent Guarantor.

We have acted as counsel to the Issuer in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Notes and the Guarantee of the Parent Guarantor have been duly authorized by all necessary corporate action on the part of the Issuer and the Parent Guarantor, as applicable; and

2.	The Notes and the Guarantee are the legally valid and binding obligations of the Issuer and the Parent Guarantor, as applicable, enforceable against the Company and the Parent Guarantor in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion letter is limited to the present federal law of the United States the present law of the state of New York and the present Delaware General Corporation Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP